Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2022 relating to the consolidated financial statements of WiMi Hologram Cloud Inc. (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ Friedman LLP

New York, New York

January 26, 2023